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                                                                   Exhibit 10.49

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:

BORDEN CHEMICALS AND PLASTICS              :   Jointly Administered
 OPERATING LIMITED PARTNERSHIP,            :
 a Delaware limited partnership, et al.,   :   Case No. 01-1268 (RRM)
                                           :
          Debtors.                         :   Chapter 11

                     AGREED INTERIM AND PROPOSED FINAL ORDER
                       AUTHORIZING SECONDARY POSTPETITION
                   FINANCING PURSUANT TO SECTION 364(b) OF THE
                      BANKRUPTCY CODE AND RULE 4001 OF THE
             FEDERAL RULES OF BANKRUPTCY PROCEDURE (DOCKET NO. 489)

     This matter came before this Court on the Amended Motion (the "Motion") of the above-captioned debtors and debtors-in-possession (collectively, the "Debtors"), requesting that this Court enter an Order (1) authorizing Debtor Borden Chemicals and Plastics Operating Limited Partnership ("BCP") to obtain additional, secondary postpetition financing (the "Secondary DIP Facility") pursuant to a loan agreement, the form of which is attached to the Motion as Exhibit A (the "Loan Agreement") by and between BCP, as borrower, and BCP Management Inc. (the "Lender"), as lender; (2) pending the final hearing on this Motion, authorizing BCP to obtain emergency postpetition loans under the Secondary DIP Facility in an amount not to exceed $5,000,000; and (3) scheduling the final hearing for final approval of the Secondary DIP Facility no later than January 16, 2002. Unless otherwise indicated, the following term in this Order shall have the meanings set forth below. Other capitalized terms used in this Order have the meanings set forth for such terms in the postpetition credit facility approved by this Court on a

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final basis on July 11, 2001 (the "Primary DIP Facility") by and among BCP,
Fleet Capital Corporation, as Agent ("Fleet") and the other institutions that are lenders thereunder.

          1. Event of Default. An Event of Default defined in the Loan
Agreement.

          2. Final Hearing. The final hearing on this Motion conducted in accordance with Fed. R. Bankr. P. 4001.

          3. Postpetition Debt. All indebtedness and obligations of BCP to the Lender incurred pursuant to this Order and the Loan Agreement.

          4. Maturity Date. The Maturity Date defined in the Loan Agreement.

          Having examined the Motion, being fully advised of the relevant facts and circumstances surrounding the Motion and having completed a preliminary hearing pursuant to Code (S)(S) 363/1/ and 364 and Fed. R. Bankr. P. 4001(b) and
(c)(2), BASED UPON THE RECORD AT THE PRELIMINARY HEARING, IT APPEARS TO THE COURT THAT:

               (a) On the filing date, the Debtors filed voluntary petitions for relief under Chapter 11 of the Code. The Debtors' Chapter 11 cases have been consolidated for procedural purposes only and are being administered jointly. The Debtors are continuing in possession of their respective properties and are acting as debtors-in-possession pursuant to Code (S)(S) 1107 and 1108.

               (b) The Debtors have stipulated and represented to the Court that:

                    (i) BCP has executed an asset purchase agreement with Shintech Louisiana, LLC providing for the sale of the assets and operations of BCP's plant in Addis, Louisiana;

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/1/  Unless otherwise indicated, all section references are to the Bankruptcy
     Code, 11 U.S.C.(S)(S) 101 et. seq.

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                    (ii) The Debtors continue to pursue various strategic
alternatives with respect to BCP's facilities in Geismar, Louisiana and Illiopolis, Illinois, including potential mergers, joint ventures, asset sales or other options; and

                    (iii) The Primary DIP Facility may prove insufficient to finance BCP's working capital needs throughout the timeframe the Debtors anticipate they will need for selling assets and obtaining confirmation of a plan of reorganization and have an immediate need for cash to preserve the value of all of their assets.

               (c) An immediate need exists for BCP to obtain Postpetition Debt in order to enable BCP to minimize disruption to its business operations. Entry of this Order will also enhance the possibility of a successful reorganization.

               (d) The terms of the Secondary DIP Facility have been negotiated in good faith and at arms' length and the Secondary DIP Facility is being extended in good faith, as that term is used in Code (S) 364(e).

               (e) In order to prevent harm to the estates pending the Final Hearing, BCP needs to incur Postpetition Debt to meet their working capital needs through the conclusion of such Final Hearing.

               (f) Under the circumstances of the Case, the terms and conditions of the Secondary DIP Facility and this Order are a fair and reasonable response to the Debtors' request for BCP's incidence of Postpetition Debt, and the entry of this Order is in the best interest of the Debtors' estates and their creditors.

               (g) The notice provided by the Debtors of the Motion, the hearing on the Motion, and the entry of this Order satisfy the requirements of Fed. R. Bankr. F 4001 and were otherwise sufficient and appropriate under the circumstances.

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          WHEREFORE, IT IS HEREBY ORDERED THAT:

          l. The Motion is GRANTED.

          2. Authorization To Incur Postpetition Debt.

               (a) Authorization To Incur Debt. BCP is authorized to incur Postpetition Debt, and the Lender shall be required to provide BCP with Postpetition Debt pursuant to the terms of the Loan Agreement to be executed by BCP and the Lender. The authorization of BCP to incur Postpetition Debt is subject to the purposes for such borrowings as set forth in the Loan Agreement. The Postpetition Debt constitutes the debt of BCP for all purposes and shall not under any circumstances be deemed an investment of equity by the Lender.

               (b) Administrative Expense Status. The Postpetition Debt is hereby granted administrative expense status under Code (S) 503(b)(1)(A) and BCP is permitted to incur the Postpetition Debt pursuant to Code (S) 364(b) with the protection afforded by Code (S) 364(e).

          3. Termination of Right to Incur Postpetition Debt.

               (a) Maturity Date. Unless extended by the Court upon the written agreement of the Lender, this Order and BCP's authorization to incur Postpetition Debt pursuant to this Order will immediate terminate on the Maturity Date.

               (b) Rights Upon Termination. On the Maturity Date, the Lender and BCP shall be entitled to apply to this Court for all appropriate relief, upon such notices as may be appropriate under the circumstances; provided, however, that (1) the obligations of BCP and the rights of the Lender with respect to all transactions which have occurred prior to the Maturity Date shall remain unimpaired and unaffected; and (2) the Lender and BCP shall retain all of their respective rights and remedies under the Code.

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          4. Miscellaneous Provisions.

               (a) Modification of Stay. The automatic stay of Code (S) _62 is hereby modified with respect to the Lender to the extent necessary to effectuate the provisons of this Order.

               (b) No Waiver. Except to the extent expressly set forth in this Order, this Order shall not constitute a waiver by the Lender of any of its rights under the Code or other applicable law. The Lender's failure, at any time or times hereafter, to require strict performance by BCP (or by any Trustee) of any provision of this Order shall not waive, affect of diminish any right of the Lender thereafter to demand strict compliance or performance therewith. No delay on the part of the Lender in the exercise of any right or remedy under this Order shal1 preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy. None of the rights or remedies of the Lender under this Order shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of the Lender and directed to BCP specifying such suspension or waiver.

          5. Authorization To Obtain Interim Credit. Pending the Final Bearing, BCP is authorized, and the Lender shall be required to provide BCP with Postpetition Debt, up to the Interim Amount (as defined in the Motion), pursuant to the terms of the Loan Agreement and subject to all of the rights granted to the Lender pursuant to this Order.

          6. Notice of Final Hearing. The Debtors shall, on or before December, 27, 200\, serve copies of a notice of entry of this Order, together with a copy of this Order, on the Lender, the Lender's counsel, Fleet, Fleet's counsel, counsel, to the Committee, counsel to the indenture trustee with respect to the 9 1/2% notes, the United States Trustee, and the other persons

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entitled to notice under Bankruptcy Rule 4001(c), as of such date, and any other party-in-interest for which counsel to the Debtors has timely received a written request in this case to receive such pleadings. The notice of entry of this Order shall state that any party-in-interest objecting to the entry of a Final Order on the Motion shall file a written objection with the United States Bankruptcy Court Clerk for the District of Delaware no later than 9.00 p.m. on January, 10, 2002, which objection shall be served so that the same is received on or before 9.00 p.m. on such date by the Lender, the Lender's counsel, Fleet, Fleet's counsel, counsel to the Committee, counsel to the indenture trustee with respect to the 9 1/2% notes, counsel for the Debtors, and the United States Trustee. A final hearing shall be held on the Motion and objections thereto on January 16, 2002 at 11.00 a.m.


                                                    /s/ Illegible
                                                    ----------------------------
12/2/2001                                           UNITED STATES DISTRICT JUDGE

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